ARTICLES OF AMENDMENT

Article I. Name
---------------
The name of this Florida corporation is: Scottsdale Scientific, Inc. (the "Corporation").

Article II. Amendment
---------------------
The Articles of Incorporation of the Corporation are amended as follows:
Article V. is deleted in its entirety and replaced with the following:

The Corporation shall have the authority to issue 100,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock par value $.25 per share.

Article III. Date Amendment Adopted
-----------------------------------
The amendment set forth in these Articles of Amendment was adopted on January 15, 1998.

Article IV. Shareholder Approval of Amendment
---------------------------------------------
The amendment set forth in these Articles of Amendment was proposed by the Corporation's Board of Directors and approved by the shareholders by a vote sufficient for approval of the amendment.

The undersigned executed this document on the date shown below.

Scottsdale Scientific, Inc.

By: /s/ Harmel S. Rayat
   ---------------------------------
Print Name: Harmel S. Rayat
Print Title: Director

Date: Jan 15, 1998
     -------------------------------


Corporate Creations International Inc.
941 Fourth Street #200
Miami Beach FL 33139
(305) 672-0686